Registration No. 333-143321

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BANK OF COMMERCE HOLDINGS

(Exact name of registrant as specified in its charter)

California	94-2823865
(State of incorporation)	(IRS Employer Identification No.)

555 Capitol Mall, Suite 1255
Sacramento, California	95814
(Address of principal executive offices)	(Zip Code)

BANK OF COMMERCE HOLDINGS AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN

(Full title of the plan)

Randall S. Eslick

President and Chief Executive Officer

Bank of Commerce Holdings

555 Capitol Mall, Suite 1255

Sacramento, California 95814

Telephone (800) 421-2575

(Name, address, and telephone number of agent for service)

Copies to:

Mary Ann Frantz

Miller Nash Graham & Dunn LLP

111 SW Fifth Avenue, Suite 3400

Portland, Oregon 97204

Telephone (503) 224-5858

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT

Registration Statement on Form S-8 (File No. 333-143321) (the “Registration Statement”), initially filed May 29, 2007, by Bank of Commerce Holdings (the “Registrant”), registered 620,000 shares of common stock of the Registrant for issuance under the Bank of Commerce Holdings 2008 Stock Option Plan. Subsequently, the 2008 Stock Option Plan was amended in 2010 and 2012 and is now called the Amended and Restated 2010 Equity Incentive Plan (the “Plan”).

This Post-Effective Amendment No. 1 to the Registration Statement is being filed by the Registrant to reflect the subsequent amendments to the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference in this registration statement:

(a)	The Registrant's Annual Report on Form 10-K for the year ended December 31, 2018.

(b)	The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, and June 30, 2019.

(c)

The Registrant's Current Reports on Form 8-K filed (not furnished) on January 18, 2019, February 1, 2019, March 27, 2019 (as amended by Amendment No. 1 filed on March 27, 2019), April 15, 2019, April 19, 2019, May 20, 2019 (as amended by Amendment No. 1 filed on July 17, 2019), May 23, 2019, June 19, 2019, and July 19, 2019.

(d)	The description of the Registrant's Common Stock contained in Exhibit 99.1 to the Registrant’s Form 8-K filed on May 23, 2019.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Indemnification

The California General Corporation Law (the “CGCL”) provides a detailed statutory framework covering limitation of liability of directors in certain instances and indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

With respect to limitation of liability, the CGCL permits a California corporation to adopt a provision in its articles of incorporation reducing or eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the fiduciary duty of care, provided that such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of duty of loyalty). The CGCL in this regard relates only to actions brought by shareholders on behalf of the corporation (i.e., “derivative actions”) and does not apply to claims brought by outside parties.

The Registrant’s Restated Articles of Incorporation limit the liability of directors of the Registrant to the fullest extent permissible under the CGCL. The Restated Articles of Incorporation further provide that the Board of Directors may by bylaw, agreement or otherwise provide for the indemnification of agents to the fullest extent permissible under the CGCL.

The Registrant’s Amended and Restated Bylaws provide as follows:

“Agent” means any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation that was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation; “proceeding” means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and “expenses” include without limitation attorneys’ fees and any expenses of establishing a right to indemnification.

The Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the Registrant to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the Registrant, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Registrant and, in the case of a criminal proceeding, if such person had no reasonable cause to believe that such person’s conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Registrant or that such person had reasonable cause to believe that such person’s conduct was unlawful.

The Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person is or was an agent of the Registrant, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith, in a manner such person believed to be in the best interests of the Registrant.

No indemnification will be made:

(1)     In respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant in the performance of such person’s duty to the Registrant, unless and only to the extent that the court in which such proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which such court shall determine;

(2)     Of amounts paid in settling or otherwise disposing of a threatened or pending action, with or without court approval; or

(3)     Of expenses incurred in defending a threatened or pending action, which is settled or otherwise disposed of without court approval.

To the extent that an agent of the Registrant has been successful on the merits in defense of any proceeding or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

Any indemnification shall be made by the Registrant only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct, by:

(1)	A majority vote of a quorum consisting of directors who are not parties to such proceeding;

(2)	If such a quorum of directors is not obtainable, by independent legal counsel in a written opinion;

(3)     Approval or ratification by the affirmative vote of a majority of the shares of the Registrant represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) or by the written consent of holders of a majority of the outstanding shares entitled to vote; for such purpose, the shares owned by the person to be indemnified shall not be considered outstanding or entitled to vote thereon; or

(4)     The court in which such proceeding is or was pending, upon application made by the Registrant or the agent or the attorney or other person rendering services in connection with the defense, whether or not such application by the agent, attorney or other person, is opposed by the Registrant.

Expenses incurred in defending any proceeding may be advanced by the Registrant prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the agent to repay such amount unless it shall be determined ultimately that the agent is entitled to be indemnified as authorized.

Nothing shall affect any right to indemnification to which persons other than directors and officers of the Registrant or any subsidiary thereof may be entitled by contract or otherwise.

No indemnification or advance shall be made in any circumstance where it appears:

(1)     That it would be inconsistent with a provision of the Restated Articles of Incorporation, a resolution of the shareholders or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

(2)     That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful “on the merits” in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third-party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation’s articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

The Registrant has entered into Indemnification Agreements with each of its directors. The Indemnification Agreements codify procedural mechanisms pursuant to which directors may enforce the indemnification rights that such directors are granted under the Registrant’s Restated Articles of Incorporation and Amended and Restated Bylaws. The Indemnification Agreements provide that, if so requested by the indemnitee, the Registrant shall advance expenses without regard to the indemnitee’s ultimate entitlement to indemnification under the agreement and further provide that the execution and delivery of the agreement shall constitute an undertaking providing that the indemnitee undertakes to the fullest extent permitted by law to repay the advance if and to the extent that it is ultimately determined by a final, non-appealable decision rendered by a court of competent jurisdiction that the indemnitee is not entitled to be indemnified by the Registrant.

The Registrant has entered into Employment Agreements with certain of its executive officers that provide that the Registrant and its banking subsidiary (the “Bank”) shall indemnify and hold harmless each such executive, to the maximum extent permitted under applicable law and the Amended and Restated Bylaws of each of the Registrant and the Bank, in the event that such executive is made a party or threatened to be made a party to any action, suit or proceeding, by reason of the fact that such executive is or was a director or executive officer of the Registrant or the Bank. Costs and expenses incurred by such executive in defense of such proceeding shall be paid in advance of the final disposition of such litigation upon receipt by the Registrant and the Bank of: (i) a written request for payment; (ii) appropriate documentation of the costs and expenses for which indemnification is being sought; and (iii) an undertaking by or on behalf of the executive to repay the amounts so paid if it shall be ultimately determined that the executive is not entitled to be indemnified by the Registrant or the Bank under the Employment Agreement.

Insurance

The Registrant maintains directors' and officers' liability insurance under which the Registrant's directors and officers are insured against loss (as defined) as a result of claims brought against them based upon their acts or omissions in such capacities, including civil liabilities under the Securities Act of 1933.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Document

5	Opinion of Miller Nash Graham & Dunn LLP as to the legality of the securities being registered.

23.1	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm. Incorporated by reference to Exhibit 23.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018.

23.2	Consent of Miller Nash Graham & Dunn LLP (included in Exhibit 5).

24	Power of attorney of certain officers and directors.

99.1	Amended and Restated 2010 Equity Incentive Plan.

Item 9. Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Securities Act");

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") that are incorporated by reference in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redding, state of California, on the 5th day of August, 2019.

BANK OF COMMERCE HOLDINGS

By:	/s/ James A. Sundquist
James A. Sundquist
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 5th day of August, 2019.

Signature	Title

(1) Principal Executive Officer and Director:

/s/ Randall S. Eslick	President and Chief Executive Officer and
Randall S. Eslick	Director

(2) Principal Financial and Accounting Officer:

/s/ James A. Sundquist	Executive Vice President and Chief
James A. Sundquist	Financial Officer

(3) A majority of the Board of Directors:

*ORIN N. BENNETT	Director
*GARY R. BURKS	Director
*JOSEPH Q. GIBSON	Director
*JON W. HALFHIDE	Director
*DAVID J. INDERKUM	Director
*LINDA J. MILES	Director
*KARL L. SILBERSTEIN	Director
*TERENCE J. STREET	Director
*LYLE L. TULLIS

*By	/s/ James A. Sundquist
James A. Sundquist
Attorney-in-fact